Exhibit 99

July 22, 2005

HELMERICH & PAYNE ANNOUNCES MORE FLEXRIG® CONTRACTS

     Helmerich & Payne, Inc. announced today that separate agreements have been reached with two exploration and production companies to operate a total of four FlexRig4s. The agreements each contain minimum terms of three years with an average rig construction cost of approximately $10.4 million each. Other terms and customer names were not disclosed.

     Company President and CEO, Hans Helmerich commented, “We are pleased with the strong level of customer response and the opportunity to provide four additional FlexRig new-builds. Since March 2005, the Company has announced separate agreements with six companies to construct and operate a total of 22 new FlexRigs, all under three-year contracts with attractive dayrates and economic returns. H&P has established itself as the leader in providing new drilling solutions that offer superior operating, safety and economic benefits to exploration and production companies.”

     Helmerich & Payne will announce its fiscal third quarter financial results early on Wednesday, July 27, 2005, and later that morning discuss those results and the new FlexRig contracts during its conference call/webcast scheduled to begin at 11:00 a.m. (EST).

     Helmerich & Payne, Inc. (HP/NYSE) is a contract drilling company that owns 91 U.S. land rigs, 11 U.S. platform rigs located in the Gulf of Mexico, 26 rigs located in South America, for a total of 128 rigs. Included in the total fleet of 128 rigs are 50 H&P-designed and operated FlexRigs.

     The information disclosed herein includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities and Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by H&P, in its Form 10-K filed with the Securities and Exchange Commission on December 13, 2004. As a result of these factors, H&P’s actual results may differ materially from those indicated or implied by such forward-looking statements.

*FlexRig® is a registered trademark of Helmerich & Payne, Inc.

Contact: Doug Fears
(918) 588-5208